EXHIBIT 2.2

FIRST AMENDMENT TO MERGER AGREEMENT

    THIS FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of June 4, 2009, is by and between First Sentry Bancshares, Inc., a West Virginia corporation (“First Sentry Bancshares”), and Guaranty Financial Services, Inc., a West Virginia corporation (“Guaranty Financial”), and amends the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 22, 2008, by and between First Sentry Bancshares and Guaranty Financial, pursuant to which Guaranty Financial is to merge with and into First Sentry Bancshares (the “Merger”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

    WHEREAS, the Board of Directors of each of First Sentry Bancshares and Guaranty Financial has determined that this Amendment is in the best interests of their respective companies and stockholders and wish to proceed with the Merger in accordance with the terms of the Merger Agreement, as amended hereby.

    NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, First Sentry Bancshares and Guaranty Financial, intending to be legally bound, agree as follows:

    1.    Amendment to Section 1.1 of the Merger Agreement.  Section 1.1 of the Merger Agreement is revised to read as follows:

    “Termination Date” shall mean December 31, 2009.

    “Material Adverse Effect” shall mean, with respect to First Sentry Bancshares or Guaranty Financial, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of First Sentry Bancshares and its Subsidiaries taken as a whole, or Guaranty Financial and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Guaranty Financial, on the one hand, or First Sentry Bancshares, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of First Sentry Bancshares or Guaranty Financial, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (g) any charge or reserve taken by Guaranty Financial at the request of First Sentry Bancshares pursuant to Section 6.11 of this Agreement. A “Material Adverse Effect” as defined above will apply only to events occurring after the date of this Amendment.

    2.    Amendment to Section 2.4 of the Merger Agreement.  Section 2.4 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         2.4    Directors and Officers of Surviving Corporation.  The current directors of First Sentry Bancshares and the directors of Guaranty Financial immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of First Sentry Bancshares immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    3.    Amendment to Section 3.1 of the Merger Agreement.  Section 3.1.3 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         3.1.3   Subject to the provisions of this Article III, each share of Guaranty Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 1.0 (one) share (“the Exchange Ratio”) of First Sentry Bancshares Common Stock (the “Merger Consideration”).

    4.    Amendment to Section 3.3 of the Merger Agreement.  Section 3.3.9 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         3.3.9   Treatment of Guaranty Financial Options.  GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.3.1 sets forth all of the outstanding Guaranty Financial Options as of the date hereof.  Prior to and effective as of the Effective Time, Guaranty Financial shall take all actions necessary to terminate the Guaranty Financial Option Plans (and all other option plans listed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.1).  Holders of all unexercised Guaranty Financial Options as of the Effective Time will receive, in cancellation of their Guaranty Financial Options, a cash payment from Guaranty Financial immediately prior to the Effective Time, in an amount equal to $30.00 per share for each share underlying an option (the “Cash Option Payment”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax.  Prior to the Effective Time, Guaranty Financial shall use its reasonable best efforts to obtain the written consent of each option holder to the cancellation of the Guaranty Financial Options in exchange for the Cash Option Payment, provided that the failure to obtain each consent shall not be a breach of this agreement.  Notwithstanding the foregoing, holders of all unexercised Guaranty Financial Options that have expired in accordance with the terms of the Guaranty Financial Option Plans prior to the Effective Time shall not be entitled to the Cash Option Payment.

    5.    Amendment to Section 4.8 of the Merger Agreement.  Section 4.8 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         4.8    No Material Adverse Effect. Guaranty Financial has not suffered any Material Adverse Effect since March 31, 2008 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Guaranty Financial.

    6.    Amendment to Section 4.23 of the Merger Agreement.  Section 4.23 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         4.23   Fairness Opinion. Guaranty Financial has received an opinion from Howe Barnes Hofer & Arnett, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this first Amendment, the Merger Consideration to be received by the stockholders of Guaranty Financial pursuant to this Agreement is fair to such stockholders from a financial point of view.

    7.    Amendment to Section 5.8 of the Merger Agreement.  Section 5.8 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         5.8    No Material Adverse Effect. First Sentry Bancshares has not suffered any Material Adverse Effect since March 31, 2008 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Sentry Bancshares.

    8.    Amendment to Section 7 of the Merger Agreement.  Section 7 is hereby amended to add Sections 7.8.4, 7.8.5, 7.8.6, and 7.8.7 to the Merger Agreement to read in its entirety as follows:

         7.8.4   Prior to the Effective Time, all parties to Marc A. Sprouse’s Acknowledgment Agreement dated August 21, 2008 (“Acknowledgment Agreement”) shall enter into an amendment to the Acknowledgment Agreement in the form attached to GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.4, provided that such amendment to the Acknowledgment Agreement shall not trigger an “excess parachute payment” as defined in Section 280G of the Code.

         7.8.5   Employees as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.5(a) shall be eligible to receive a retention bonus as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.5(b) if the employees remain employed with Guaranty Financial through the Effective Time.

         7.8.6.   As of the Effective Time, or as soon as practicable thereafter, First Sentry Bancshares and Larry E. Plantz shall enter into a one-year Retention Agreement, in the form set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.6.

         7.8.7   First Sentry Bancshares shall enter into two-year Consulting Agreements with Marc A. Sprouse and Marshall E. Cartwright, effective at the Effective Time, as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.7, provided that First Sentry Bancshares shall not be in violation of this Section 7.8.7 if any of the executives referenced in this Section 7.8.7 have not entered into their Consulting Agreements.

    9.    Remainder Unaffected.  The other terms and provisions of the Merger Agreement shall not be affected by this Amendment, and the Merger Agreement shall continue in full force and effect as amended hereby.

    10.   Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    11.   Governing Law.  Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Amendment shall be governed by and construed in all respects in accordance with the internal laws and judicial decisions of the State of West Virginia.

[signatures appear on next page]

    IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officer as of the day and year first above written.

First Sentry Bancshares, Inc.

By:	/s/ Geoffrey S, Sheils
	Name:	Geoffrey S. Sheils
	Title:	President and Chief Executive Officer

Guaranty Financial Services, Inc.

By:	/s/ Marc A. Sprouse
	Name:	Marc A. Sprouse
	Title:	President and Chief Executive Officer

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